Exhibit 10.11

Retension Pharmaceuticals, Inc.

1104 West Broad Street,

Suite 1064

Falls Church, Virginia 22046

30 March, 2026

Effective as of April 13, 2026

Alexander Schwartz

VIA Email

Re:	Offer of Employment

Dear Alex:

On behalf of Retension Pharmaceuticals, Inc., a Delaware corporation (the “Company”), I am pleased to extend this offer of employment (this “Offer Letter”) to you for the position of Chief Financial Officer of the Company, subject to approval by the board of directors. In this position, you will be reporting to the Chief Executive Officer of the Company.

This letter summarizes some of the important aspects of your proposed employment with the Company. Further information about the terms and conditions of your employment is available in the personnel policies and information that the Company has previously disseminated or may in the future disseminate from time to time. You are advised to review the policies and procedures contained in such materials at your earliest opportunity, and to become familiar with them. Also, please note that your employment with the Company is contingent on any applicable government authorization to work.

1.	Starting Date. You will commence your employment effective as of April 13, 2026 (the “Commencement Date”). Your employment is “at will” (as more fully described in Section 4 below) and of no set duration. During your employment, you will devote sufficient time and efforts as reasonably necessary to carry out your duties and responsibilities for the business of the Company. It is expected that you will be working remotely.

2.	Compensation.

a)	Base Fee. Your base salary in this position will be $31,250 per month beginning on the commencement date, payable in two semimonthly payments (for an aggregate annual salary of $375,000), subject to the Company’s withholding of federal, state, or local taxes as may be required pursuant to any applicable law or regulation.

b)	Equity Compensation. Subject to the approval of the Board of Directors of the Company (the “Board”), the Company will issue you non-qualified stock options with a ten (10) year term to 400,000 shares (the “Option Shares”) of the Company’s Common Stock, par value $0.0001 (“Common Stock”) (representing approximately 1% of the fully diluted shares outstanding), which Option Shares shall vest and become exercisable in the following manner: twenty-five percent (25%) of the Option Shares shall vest upon the one year anniversary of the Commencement Date, and thereafter in thirty-six (36) consecutive equal monthly installments beginning on the date that is one month after the first anniversary of the Commencement Date and continuing on each such date every one month thereafter. The Option Shares will be issued subject to the provisions of the Company’s standard stock option agreement.

c)	Bonus. You shall be eligible to receive cash bonus or stock bonus awards as the Compensation Committee of the Board may determine, in each case, its sole discretion.

d)	Severance. If the Company terminates your employment without Cause for any reason, then you shall be entitled to severance payments and benefits in accordance with the terms, and subject to the conditions of a Severance Agreement, in substantially the form attached hereto as Exhibit A (the “Severance Agreement”).

e)	Expenses. The Company will promptly reimburse your reasonable business-related, out- of-pocket expenses incurred from time to time during your employment with the Company, in accordance with the Company’s expense reimbursement policy for all employees, as the same may exist from time to time (the “Expense Reimbursement Policy”), provided that the amount available for travel and related expenses will require advance approval of the Chief Executive Officer, Chief Financial Officer, or their respective designee.

f)	Section 409A. The provisions regarding all payments to be made hereunder shall be interpreted in such a manner that all such payments are exempt from the requirements of Section 409A of the Internal Revenue Code (the “Code”) as “short-term deferrals” as described in Section 409A of the Code, or alternatively comply with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its exemption from or compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder are exempt from or comply with Section 409A of the Code. To the extent that any amounts payable under this Offer Letter are required to be delayed under Section 409A of the Code, such amounts are intended to be and should be considered for purposes of Section 409A of the Code as separate payments from any amounts that are not required to be delayed. Any delayed payment shall be made as soon as possible after the required delay. You acknowledge and agree that the Company has made no assurances or representations to you regarding the tax treatment of any consideration provided for in this Offer Letter and that the Company has advised you to obtain his own personal tax advice. Except for any required withholding by the Company, you shall be solely responsible for payment of any and all taxes or penalties owed in connection with the consideration provided for in this Agreement.

3.	Benefits. Following the Commencement Date, you will be eligible for the Company’s benefit plans (including, without limitation, the 401(k) plan, health, medical, dental, vision, life (including accidental death and dismemberment) and disability insurance plans), as may be in effect from time to time. Until such time as the Company offers a medical plan to its employees, the Company will reimburse you for the cost of your independent medical insurance premium. You will also be entitled paid time-off in accordance with the Company’s employment policies, as may be in effect from time to time.

4.	“At Will” Employment. The Company is an “at will” employer. This means your employment is not for any definite period, and either you or the Company may terminate such employment for any reason, at any time, with or without cause and with or without notice. Similarly, as an employee of the Company, you will be subject to such employment policies and terms and conditions as the Company may adopt or modify from time to time, and nothing in this offer letter or told to you during your employment should be interpreted as a guarantee of continued employment. Rather, the “at will” nature of the employment relationship may only be modified by a document that is expressly designated as an “employment agreement” or “employment contract” and signed by the Chief Executive Officer or President of the Company.

5.	Attorneys’ Fees. If either the Company or you bring an action directly or indirectly based upon this Offer Letter or the matters contemplated hereby against the other party, the prevailing party shall be entitled to recover its reasonable costs and expenses in connection with such proceeding, including, without limitation, reasonable attorneys’ fees and court costs.

6.	Confidentiality. The Company considers the protection of its confidential information, proprietary materials, and goodwill to be extremely important. Consequently, as a condition of this Offer Letter and your subsequent employment, you must execute and deliver to the Company an assignment of inventions and confidentiality agreement attached hereto as Exhibit B (the “Assignment and Non-disclosure”).

7.	Conflict of Interest. You represent and warrant to the Company that, as of the Commencement Date, you are not a party to any agreement or arrangement, which would constitute a conflict of interest, or would conflict with the terms of your employment, or would prevent you from carrying out your obligations to the Company. During your employment with the Company, you shall first notify the Company and obtain the written consent of the Company prior to entering into such an agreement or incurring such an obligation.

8.	Severability. The invalidity or unenforceability of any provision of this Offer Letter shall not affect the validity or enforceability of any other provision of this Offer Letter, which shall remain in full force and effect pursuant to the terms hereof.

9.	Governing Law; Waiver of Jury Trial; Jurisdiction. The laws of the State of Delaware, without regard to its conflicts of interest provisions, shall govern the terms of your employment. By accepting this offer of employment, you agree that a judge alone shall resolve any action, demand, claim, or counterclaim concerning any aspect of your employment relationship with the Company, and you waive and forever renounce your right to a trial before a civil jury. All actions relating to this Offer Letter and the Assignment and Non-disclosure shall be filed and maintained in the federal or state courts located in the State of Delaware, and the parties’ consent to the jurisdiction of such courts. In any action arising out of this Offer Letter or the Assignment and Non-solicitation, the prevailing party shall be entitled to recover all costs of suit, including reasonable attorneys’ fees.

10.	Entire Agreement. This Offer Letter, along with the Assignment and Non-disclosure, and stock option grant documents incorporate the entire understanding of the parties regarding the subject matter hereof, and supersedes all previous agreements or understandings regarding the same, whether written or oral.

By accepting the Company’s offer of employment, you agree to comply with and be bound by the operating practices, procedures, and policies that the Company may put into effect from time to time during your employment. You also represent and warrant that you are free to enter into and fully perform this agreement and the agreements referred to herein without breaching any other agreement or contract to which you are or may be bound, including any existing or previous employment agreement or non-competition agreement.

This Offer Letter is contingent upon your execution of the the Assignment and Non-disclosure.

Please indicate your acceptance of this offer of employment by signing and dating below and returning to the Company this signed Offer Letter, and the signed Assignment of Inventions and Non-disclosure Agreement.

[Balance of Page Left Intentionally Blank]

We look forward to having you join the Company team and anticipate that this will be a mutually beneficial relationship. If you have any questions, please feel free to give us a call.

Sincerely,

Retension Pharmaceuticals, Inc.

Eric Keller
Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Alexander Schwartz
Alexander Schwartz

EXHIBIT A

SEVERANCE AGREEMENT

1. Severance Prior to the Company becoming Publicly Traded

While the Company remains privately held, if the Company terminates your employment without Cause, you will be entitled to receive a cash severance payment equal to three (3) months of your base salary.

2. Severance Following the Company becoming Publicly Traded

Upon the consummation of an initial public offering or other event resulting in the Company becoming publicly traded, you will be eligible to participate in the Company’s Executive Change in Control and Severance Plan at a level commensurate with your position. Your Participation Agreement under the Severance Plan will specify the severance payments and benefits you could be eligible to receive in connection with certain terminations of your employment with the Company. These protections will supersede all other severance or change in control payments and benefits you would otherwise currently be eligible for to, or would become eligible for in the future, under any plan, program or policy that the Company may have in effect from time to time.

EXHIBIT B

proprietary information, InventionS Assignment

AND restrictive covenant Agreement

My relationship with Retension Pharmaceuticals, Inc. (together with its subsidiaries, parents, affiliates, successors and assigns (collectively referred to as “Company”)), creates a relationship of confidence and trust with Company. Accordingly, in consideration of my new or continued relationship with the Company and the compensation now and later paid to me, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I agree to the following terms in this Proprietary Information, Inventions Assignment and Restrictive Covenant (the “Agreement”):

1. No Conflict of Interest. I agree that during the period of my relationship with the Company I will not, without Company's express written consent, directly or indirectly engage in any employment or in any conduct that could either be in direct conflict with Company’s interests or that could cause a material and substantial disruption to Company. It is acknowledged and agreed by the Company that (i) none of my consulting activities on behalf of Restor Pharmaceuticals, Inc., Response Pharmaceuticals, Inc. or any affiliate of either, (ii) none of my existing charitable work as set forth on Exhibit C, (iii) none of my existing or future passive private investments that are, in each case, not greater than one percent (1%) of the outstanding equity of the applicable entity, or (iv) my service on up to two (2) boards of directors as set forth on Exhibit C (collectively the “Permitted Activities” and each individually a “Permitted Activity”) shall be deemed to violate the preceding sentence. Prior to commencing work in the future with an organization that may fall within the scope of Permitted Activities, I agree to disclose such relationship and organization to the Company, and obtain the Company’s consent prior to commencing such work; provided however, that such work does not interfere with my day-to-day duties and responsibilities with the Company and is not a conflict of interest as determined by the Company. I represent to the Company that my work for any current or future organization that falls within the scope of Permitted Activities does not or will not constitute a conflict of interest, conflict with the terms of my employment with the Company or prevent me from carrying out the terms of my employment with the Company. If a conflict of interest arises between my employment with the Company and any future Permitted Activity, I agree to disclose such conflict and work with the Company to resolve such conflict prior to commencing such Permitted Activity. Any conflict of interest between my employment with the Company and any current or future Permitted Activity that cannot be resolved to the Company’s satisfaction shall constitute termination for Cause for any resulting termination of my employment by the Company (as defined in that certain Severance Agreement, by and among me and the Company of even date herewith). Furthermore, I will not (a) reveal, disclose or otherwise make available to any unauthorized person any Company password or key, whether or not the password or key is assigned to me, or (b) obtain, possess or use in any manner a Company password or key that is not assigned to me. I will use my best efforts to prevent the unauthorized use of any laptop or personal computer, peripheral device, cell phone, smartphone, personal digital assistant (PDA), software or related technical documentation that Company issues to me. I will not input, load or otherwise attempt any unauthorized use of software in any Company computer or other device, whether or not the computer or device is assigned to me.

2. Ownership and Nondisclosure of Proprietary Information. All Proprietary Information (as defined in Exhibit A) is the sole property of Company or its designee. I hereby assign to Company all rights, title and interest I may have or acquire in the Proprietary Information. At all times, both during my relationship with the Company and after termination of such relationship, I will keep in confidence and trust all Proprietary Information, and I will not use or disclose any Proprietary Information without the written consent of Company, except as may be necessary in the ordinary course of performing my duties to the Company or as expressly authorized by this Agreement. I will take all reasonable precautions to prevent the inadvertent or accidental use or disclosure of Proprietary Information. Notwithstanding the foregoing, it is understood that, at all such times, I am free (a) to use information which was known to me prior to my relationship with Company or which is generally known in the trade or industry through no breach of this Agreement or other act or omission by me, (b) engage in concerted activity protected by the National Labor Relations Act, including discussing the terms of my relationship and compensation, (c) to report possible violations of federal securities laws to the appropriate government enforcing agency and make such other disclosures that are expressly protected under such laws, (d) disclose information about unlawful acts in the workplace, such as harassment or discrimination, and (e) to respond to inquiries from, or otherwise cooperate with, any governmental or regulatory investigation (the activities set forth in clauses (b) through (e) are, collectively, referred to as the “Protected Activities”). Prior to disclosure when compelled by a court subpoena or order, I will provide prior written notice to the Chief Executive Officer of Company, except that Company in no way requires me to seek authorization from Company or inform Company about any Protected Activities.

3. Defend Trade Secrets Act. Pursuant to the Defend Trade Secrets Act of 2016, I acknowledge that I will not have criminal or civil liability under any Federal or State trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if I file a lawsuit for retaliation by Company for reporting a suspected violation of law, I may disclose the trade secret to my attorney and may use the trade secret information in the court proceeding, if I (x) file any document containing the trade secret under seal and (y) do not disclose the trade secret, except pursuant to court order.

4. Disclosure and License of Prior Innovations. I have identified all Prior Innovations (as defined in Exhibit A) on Exhibit B attached hereto. I represent that I have no rights in any Prior Innovations not listed in Exhibit B.  If nothing is listed on Exhibit B, I represent that there are no Prior Innovations.  I hereby grant to Company and Company’s designees a royalty-free, transferable, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to fully use, practice and exploit all patent, copyright, moral right, mask work, trade secret and other intellectual property rights relating to any Prior Innovations that I incorporate, or permit to be incorporated, in any Company Innovations (as defined in Exhibit A).  Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, any Prior Innovations in any Company Innovations without Company’s prior written consent.

5. Assignment of Company Innovations. Subject to Section 7, I hereby do and will irrevocably assign to Company or its designee my entire right, title, and interest in and to any and all Company Innovations, which assignment operates automatically upon the conception of the Company Innovations. To the extent any of the rights, title and interest in and to Company Innovations cannot be assigned by me to Company, I hereby grant to Company an exclusive, royalty-free, transferable, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to fully use, practice and exploit those non-assignable rights, title and interest, including, but not limited to, the right to make, use, sell, offer for sale, import, have made, and have sold, the Company Innovations. To the extent any of the rights, title and interest in and to Company Innovations can neither be assigned nor licensed by me to Company, I hereby irrevocably waive and agree never to assert the non-assignable and non-licensable rights, title and interest against Company, any of Company’s successors in interest, or any of Company’s customers.

6. Disclosure and Future Innovations. I agree to disclose promptly in writing to Company all Innovations (as defined in Exhibit A), other than any nonassignable Innovation described in Section 7 below or any Innovation arising from or out of my Permitted Activities, conceived, reduced to practice, created, derived, developed, or made by me during the term of my relationship with the Company, whether or not I believe such Innovations are subject to this Agreement, to permit a determination by Company as to whether or not the Innovations are or should be considered Company Innovations. At the time of each such disclosure, I will advise Company in writing of any Innovations that I believe do not qualify as Company Innovations; and I will at that time provide to Company in writing all evidence necessary to substantiate that belief. Any such information will be received in confidence by Company. I will preserve the confidentiality of any Innovations that do not qualify as Nonassignable Innovations (as defined in Section 7 below).

7. Nonassignable Innovations. I acknowledge that this Agreement does not require that I assign or offer to assign to Company any Innovations that I developed entirely on my own time without using Company’s equipment, supplies, facilities, or trade secrets, or Proprietary Information, except for those Innovations that either: (a) relate, at the time of conception, reduction to practice, creation, derivation, development, or making of such Innovation, to Company’s business or actual or demonstrably anticipated research or development; (b) result from or are connected with any work that I performed for Company; or (c) apply to any patent or invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States (“Nonassignable Innovations”).

8. Incorporation of Software Code. I agree that, except with Company’s prior written consent, I will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company.

9. Work Product Ownership. I agree that all work product or works of authorship that I create (solely or jointly with others) within the scope of my relationship with the Company shall be considered works-made-for-hire for purposes of applicable copyright law and, accordingly, Company shall be deemed the author of such work product or works of authorship. To the extent any such work product or works of authorship may not be deemed works-made-for-hire, I agree that Company will exclusively own all such work product or works of authorship, and I hereby irrevocably and unconditionally assign to Company all right, title, and interest worldwide in and to all such work product or works of authorship. I further agree not to publish or submit for publication any such work product or other materials containing Proprietary Information, nor make public statements, lectures or speeches containing any such work product or Proprietary Information, unless I have received prior written consent from an officer of Company or unless necessary to perform services for Company. I acknowledge and understand that publication of such work product or Proprietary Information, regardless of whether for commercial, non-commercial, academic or other purposes, (i) may limit Company’s legal rights to seek patent protection for Company Innovations disclosed within the published materials, (ii) may eliminate or diminish Company’s legal rights to claim that certain Proprietary Information is protectable, or (iii) may cause other harm to Company, including, by way of example, eliminating or diminishing Company’s competitive advantage.

10. Cooperation in Perfecting Rights to Company Innovations. I agree to perform, during and after my relationship with the Company, all acts that Company deems necessary or desirable to permit and assist Company, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Innovations and all intellectual property rights therein as provided to Company under this Agreement. If Company is unable for any reason to secure my signature to any document required to file, prosecute, register or memorialize the assignment of any rights or application or to enforce any right under any Company Innovations as provided under this Agreement, I hereby irrevocably designate and appoint Company and Company’s duly authorized officers and agents as my agents and attorneys-in-fact to act for and on my behalf and instead of me to take all lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of rights under the Company Innovations, all with the same legal force and effect as if executed by me. The foregoing is deemed a power coupled with an interest and is irrevocable.

11. Return of Company Property. Upon termination of my relationship with Company or at any other time upon Company’s request, I will return all materials (including, without limitation, documents, drawings, files, and storage media) containing or disclosing any Proprietary Information or Company Innovations (including all copies thereof), as well as any keys, pass cards, identification cards, computers, printers, pagers, cell phones, smartphones, personal digital assistants or similar items or devices that Company has provided to me. I will provide Company with a written certification of my compliance with my obligations under this Section. I further agree that should I discover any Company property or Proprietary Information in my possession after my termination and departure from Company, I agree to return it promptly to Company without retaining copies or excerpts of any kind. Nothing in this Section 11 shall prohibit my retaining copies of Proprietary Information that are necessary for the potential enforcement of my rights under any agreement with the Company.

12. Non-solicitation of Customers or Prospects. I acknowledge that non-public information relating to Company’s customers and prospects (including their needs or desires with respect to the types of products or services offered by Company, proposals, bids, contracts and their contents, the type and quantity of products and services provided or sought to be provided) is confidential and constitutes Proprietary Information. Accordingly, to protect such Proprietary Information and Company’s customer goodwill, I agree that during the Restricted Period, except as may be required in the ordinary course in connection with any of the Permitted Activities described in subpart (i) of the first paragraph of this Agreement, and not with the direct purpose of inflicting any harm on the Company, I will not, either directly or indirectly, separately or in association with others:

(a) solicit, induce or attempt to induce any Customer or Potential Customer (as defined in Exhibit A), to terminate, diminish, or materially alter in a manner harmful to Company its relationship with Company;

(b) solicit or assist in the solicitation of any Customer or Potential Customer to induce or attempt to induce such Customer or Potential Customer to purchase or contract for any Competing Services (as defined in Exhibit A); or

(c) perform, provide or attempt to perform or provide any Competing Services for a Customer or Potential Customer.

13. Non-solicitation of Company’s Employees or Consultants. I agree that, during the Restricted Period, I will not, I agree that during the Restricted Period, except as may be required in the ordinary course in connection with any of the Permitted Activities described in subpart (i) of the first paragraph of this Agreement, and not with the direct purpose of inflicting any harm on the Company, either directly or indirectly, separately or in association with others:

(a) solicit, encourage, or participate in the solicitation of any person known to me to be an employee, consultant, or independent contractor of Company to terminate his or her relationship with Company, even if I did not initiate the discussion or seek out the contact, or take any other action to interfere with, impair, disrupt, or damage Company’s relationship with its employees;

(b) solicit, induce, encourage, or participate in soliciting, inducing, or encouraging any person known to me to be an employee, consultant, or independent contractor of Company to render services to me or any other person or entity that researches, develops, markets, sells, performs or provides or is preparing to develop, market, sell, perform or provide Competing Services; or

(c) hire, employ, or engage in a business venture with, or attempt to hire or engage in a business with, any person then employed by Company or who has left the Company within the preceding three (3) months to research, develop, market, sell, perform or provide Competing Services.

14. Reasonableness of Restrictions.

(a) I agree that I have read this entire Agreement and understand it. I agree that this Agreement does not prevent me from earning a living or pursuing my career. I agree that the restrictions contained in this Agreement are reasonable, proper, and necessitated by Company’s legitimate business interests. I represent and agree that I am entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.

(b) In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, I and Company agree that the court will read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law.

(c) If the court declines to enforce this Agreement in the manner provided in subsection 14(b), I and Company agree that this Agreement will be automatically modified to provide Company with the maximum protection of its business interests allowed by law and I agree to be bound by this Agreement as modified.

15. Non-Disparagement. At all times, both during my relationship with the Company and after termination of such relationship, I agree to refrain from taking any action, or making any statement (oral or written) that disparages or criticizes Company, its affiliates, parent companies, subsidiaries, and related entities, or its officers, directors, or employees, in any manner that causes, or is reasonably likely to cause, harm to Company’s relationship with its existing or potential suppliers, vendors, customers, investors, employees, contractors, or any other persons or entities with whom Company engages in business. I understand that this provision does not apply to Protected Activities or any factually accurate description of the conditions of any future separation from the Company, but only to a future employer and on a need-to-know basis.

16. No Violation of Rights of Third Parties. I warrant that my performance of all the terms of this Agreement and my relationship with Company does not and will not breach any confidentiality obligations applicable to me. I agree not to disclose to Company, or induce Company to use, any confidential or proprietary information or material belonging to any previous employers or others. I warrant that I am not a party to any other agreement that will interfere with my full compliance with this Agreement or any other agreement that I may have with Company. I further agree not to enter into any agreement, whether written or oral, in conflict with the provisions of this Agreement or any other agreement that I may have with Company.

17. Survival. This Agreement: (a) shall survive my relationship Company; (b) does not in any way restrict my right or the right of Company to terminate my relationship at any time, for any reason or for no reason; (c) inures to the benefit of successors and assigns of Company; and (d) is binding upon my heirs and legal representatives.

18. Enforcement. In the event I breach any provision (including any covenant) contained in this Agreement, I agree that Company shall be entitled to (i) injunctive relief to prevent me from violating my obligations under this Agreement, and (ii) any and all other remedies available. I acknowledge and agree that, in the event of any such breach by me, Company shall suffer immediate and irreparable harm and that money damages will not be adequate to compensate Company or to protect and preserve the status quo. Therefore, hereby agree that the Company will be entitled to seek injunctive relief should I breach or attempt to breach any obligation (including any covenant) contained in this Agreement (without Company being required to post any bonds in connection therewith), in addition to any other remedies that may be available to it. The parties agree that any legal proceeding, commenced by one party against the other, shall be brought only in any state or federal court having proper jurisdiction, within the Commonwealth of Massachusetts. Both parties submit to such jurisdiction, and waive any objection to venue, personal jurisdiction and/or claim of inconvenient forum. Company and I knowingly and voluntarily waive any and all right to a trial by jury in any action or proceeding arising out of, under or in connection with this Agreement, or the relationship between the parties hereto. In the event Company institutes litigation or other proceeding, whether at law or in equity, to enforce the terms of this Agreement, and prevails on any claim made therein, Company shall be entitled to receive and I agree to reimburse Company for any reasonable attorneys’ fees and costs incurred in any such litigation or proceeding.

19. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when delivered personally; (b) by overnight courier, upon written verification of receipt; (c) by facsimile transmission, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notices to me shall be sent to any address in Company’s records or such other address as I may specify in writing. Notices to Company shall be sent to Company’s Chief Executive Officer or to such other address as Company may specify in writing.

20. Governing Law. This Agreement shall be governed in all respects by the laws of the Commonwealth of Massachusetts.

21. Severability. Subject to Section 14, in case any one or more of the provisions, subsections, or sentences contained in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.

22. Waiver; Amendment; Modification. The waiver by Company of a term or provision of this Agreement, or of a breach of any provision of this Agreement by me, shall not be effective unless such waiver is in writing signed by Company. No waiver by Company of, or consent by Company to, a breach by me, will constitute a waiver of, consent to or excuse of any other or subsequent breach by me. This Agreement may be amended or modified only with the written consent of both me and Company. No oral waiver, amendment or modification shall be effective under any circumstances whatsoever.

23. Entire Agreement. This Agreement represents my entire understanding with Company with respect to the subject matter of this Agreement and supersedes all previous understandings, written or oral.

Nothing expressed or implied in this Agreement shall be deemed or operate to alter the at-will nature of the relationship between the parties hereto.

I certify and acknowledge that I have carefully read all of the provisions of this Proprietary Information, Inventions Assignment, and Restrictive Covenant Agreement and that I understand and will fully and faithfully comply with such provisions.

Retension Pharmaceuticals, Inc.		Individual:

By:		By:
Name:	Eric Keller	Name:
Title:	Chief Executive Officer
Date:	__________	Date:	__________

Exhibit A

CERTAIN DEFINITIONS

Capitalized terms used in the Proprietary Information, Inventions Assignment and Non-Solicitation Agreement (“Agreement”) to which this Exhibit A is attached that are not otherwise defined in the Agreement have the meanings given to such terms as set forth below for purposes of the Agreement:

1. “Company Innovations” means any Innovations that I, solely or jointly with others, create, derive, conceive, develop, make or reduce to practice during my relationship with the Company.

2. “Competing Services” means any product, service, or process or the research and development thereof, of any person or entity other than Company that directly competes with a product, service, or process, including the research and development thereof, of Company with which I worked directly or indirectly during my relationship with the Company or about which I acquired Proprietary Information during my relationship with the Company.

3. “Customer or Potential Customer” is any person or entity who or which, at any time during the one (1) year period prior to the date my relationship with Company ends: (i) was (A) known to me to have contracted for, been billed for, or received from Company any product or service with which I worked directly or indirectly during my relationship with the Company or about which I acquired Proprietary Information; and (B) in contact with me or in contact with any other employee, owner, or agent of Company, of which contact I was or should have been aware, concerning the sale or purchase of, or contract for, any product or service with which I worked directly or indirectly during my relationship with Company or about which I acquired Proprietary Information; or (ii) was solicited by Company for the purpose of offering its products or services in an effort in which I was involved or of which I was aware.

4. “Innovations” means all discoveries, designs, developments, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), trade secrets, know-how, ideas (whether or not protectable under trade secret laws), mask works, trademarks, service marks, trade names and trade dress.

5. “Prior Innovations” means any Innovations that relate in any way to Company’s business or its research and development and that were conceived, reduced to practice, created, derived, developed, or made by me alone or jointly with others prior to my relationship with Company and to which I retain any ownership rights or interest.

6. “Proprietary Information” will mean any and all knowledge, data or information of Company that has value in or to Company’s business and is not generally known, whether having existed, now existing, or to be developed during my relationship, including information developed by me. By way of illustration but not limitation, Proprietary Information includes (a) corporate information, including plans, strategies, forecasts, or methods; (b) marketing information, including strategies, methods, customer identities or other non-public information about customers, prospect identities or other non-public information about prospects, or market analyses or projections; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; (d) operational and technological information, including information that is a Company Innovation or is related to any Company Innovations, product plans, product and device prototypes, the results of product testing, research data, market intelligence, technical designs and specifications, secret methods, manufacturing processes, source code of proprietary software, the content of unpublished patent applications, internal cost data, the terms of contracts with customers, vendors, suppliers and business partners; and (e) any other non-public information of which the unauthorized disclosure could be detrimental to the interests of Company. “Proprietary Information” also includes proprietary or confidential information of any third party who may disclose such information to Company or to me in the course of Company’s business subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.

7. “Restricted Period” means the period of my relationship with Company and for a period of two (2) years after my relationship ends; provided, however, that in the event Company enforces this Agreement through a court order, the Restricted Period will remain in effect for a period of two (2) years from the effective date of the order enforcing the Agreement.

8. “Restricted Territory” means any of the following severable geographic areas: (i) the United States; (ii) any foreign country in which Company is engaged in business, and (iii) any state, including the District of Columbia, or territory of the United States in which Company is engaged in business, in which I have worked on a regular or occasional basis during the preceding year, or in which any Customer or Potential Customer is based.

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Exhibit B

PRIOR INNOVATIONS

As described in Section 4 of the Proprietary Information, Inventions Assignment and Non-Solicitation Agreement (“Agreement”) to which this Exhibit B is attached, I, Alexander Schwartz, HEREBY ACKNOWLEDGE AND AGREE THAT the following is a complete list of all Prior Innovations as defined in the Agreement:

[PLEASE PROVIDE A LIST OF EACH SUCH INNOVATION AND A SHORT DESCRIPTION TO ENABLE THE COMPANY TO UNDERSTAND THE BASIC NATURE OF THE INNOVATION AND TO ASCERTAIN WHETHER IT OVERLAPS WITH ANY PRODUCT BEING SOLD OR DEVELOPED BY THE COMPANY.]

I represent that I am subject to legal constraints, such as a duty of confidentiality, which prevents me from listing or reasonably describing any particular Prior Innovations; accordingly, the following identifies the existence of each such Prior Innovations subject to a constraint against disclosure, together with a description of the general nature thereof and, if legally permitted, the identity of the person(s) or entity(ies) to whom such duty of confidentiality is owed:

☐ Check here if the Individual is claiming no Prior Innovations

☐ Check here if additional sheets attached.

_____________________________________	Dated: ___________
Signature of____________________________

B-1

Exhibit C

LIST OF PERMITTED ACTIVITIES

C-1